Exhibit 10.3

RETENTION AWARD AGREEMENT

This RETENTION AWARD AGREEMENT (this “Agreement”) is effective as of ________ ___, 2025 (the “Effective Date”), by and between FiscalNote Holdings, Inc., a Delaware corporation (the “Company”), and ___________, an individual (the “Executive”).

RECITALS

WHEREAS, the Executive has been identified as a key employee of the Company whose efforts are important for success of the Company; and

WHEREAS, subject to the Executive’s continued service with the Company, the Company wishes to pay a retention bonus to the Executive subject to the terms and conditions herein.

NOW, THEREFORE, in consideration of the foregoing recitals, the mutual covenants and conditions herein, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereby agree as follows:

AGREEMENT

1. DEFINITIONS

1.1 “Affiliate” means any company that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

1.2 “Board” means the Board of Directors of the Company.

1.3 “Cause” has the meaning set forth in the Employment Agreement.

1.4 “Change in Control” has the meaning set forth in the Employment Agreement.

1.5 “Code” means the Internal Revenue Code of 1986, as amended from time to time.

1.6 “Continuous Service” means the Executive’s uninterrupted employment by the Company or an Affiliate.

1.7 “Employment Agreement” means the Employment Agreement between the Executive and the Company dated [____].

1.8 “Good Reason” has the meaning set forth in the Employment Agreement.

1.9 “Section 409A” means Section 409A of the Code and the regulations promulgated thereunder.

2. RETENTION AWARD AND ELIGIBILITY.

2.1 Retention Award. The Company shall pay the Executive a Retention Award in the amount of $[____] so long as the Executive remains in Continuous Service with the Company or an Affiliate from the Effective Date through the fourth anniversary of the Effective Date (the “Retention Date”).

2.2 Payment and Distribution. The Company shall pay the Retention Award amount in accordance with the Company’s normal payroll practices for the payroll period that includes the Retention Date.

2.3 Employment Requirements. Except as set forth in Section 2.4 or Section 2.6, the Executive must remain in Continuous Employment from the Effective Date through the Retention Date in order to be entitled to the payment of the Retention Award.

2.4 Termination of Employment Without Cause or with Good Reason. Notwithstanding the foregoing, if the Executive’s Continuous Service is terminated after the Effective Date as a result of termination by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to the Retention Award, without the requirement of Continuous Service through the Retention Date. Such amount shall be paid, subject to applicable withholding and Sections 10(a), 10(b), and 11(c) of the Employment Agreement, payable in a lump sum on the second regularly scheduled payroll date after the Release Expiration Date (as defined in the Employment Agreement).

2.5 Termination for Cause. Notwithstanding anything in this Agreement to the contrary, in the event the Executive’s Continuous Service is terminated by the Company for Cause, all of the Executive’s rights to payment under this Agreement shall automatically, and without the further act of any person or entity, be forfeited in their entirety without further consideration.

2.6 Change in Control. In the event of a Change in Control prior to the Retention Date, then provided that the Executive has remained in Continuous Service from the Effective Date through the closing date of such Change in Control, the Retention Award shall be paid as soon as practicable following such closing date.

3. MISCELLANEOUS PROVISIONS

3.1 Employment Status. This Agreement does not provide the Executive with any right to remain employed by the Company or to continue to provide service to the Company and this Agreement shall not be construed or applied as an employment or consulting contract or obligation of any kind. Nothing in this Agreement shall abridge or diminish the rights of the Company to determine the terms and conditions of employment or contracts for services of Executive or to terminate the employment or contract for services of the Executive with or without reason at any time.

3.2 Assignment. This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of the Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. The Executive’s rights and obligations under this Agreement are personal and such rights, benefits, and obligations of the Executive shall not be voluntarily or involuntarily assigned, alienated, or transferred, whether by operation of law or otherwise, without the prior written consent of the Company.

3.3 Integration; Successors. All obligations of the Company under this Agreement shall be binding on its successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the entity.

3.4 Taxes. The Company may make such provisions and take such action as it deems necessary or appropriate for the withholding of any taxes which the Company is required by any law or regulation of any governmental authority, whether Federal, state or local, to withhold in connection with any benefits under the Agreement, including, but not limited to, the withholding of appropriate sums from any amount otherwise payable to the Executive. The Executive, however, shall be responsible for the payment of all individual tax liabilities relating to any such benefits.

3.5 Section 409A. This Agreement is intended to be exempt from Section 409A, and to the extent it is not, to comply with the requirements of Section 409A so as to avoid the imposition of additional taxes and interest. This Agreement shall always be construed and applied in accordance with such intentions. The tax treatment of the benefits provided under this Agreement is not warranted or guaranteed. Neither the Company nor any of its directors, officers, or advisers shall be held liable for any taxes, interest, penalties, or other monetary amounts owed by the Executive as a result of the application of the Code (including Section 409A) or any state tax law. Notwithstanding any provision of this Agreement to the contrary, if the Executive is a “specified employee” within the meaning of Section 409A, any portion of the Retention Award due under this Agreement upon a termination of the Executive’s employment that constitutes a “nonqualified deferral of compensation” within the meaning of Section 409A and which does not otherwise qualify under the exemptions under Treas. Regs. Section 1.409A-1 (including without limitation, the short-term deferral exemption or the permitted payments under Treas. Regs. Section 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided on the earlier of (i) the date which is six months after the Executive’s “separation from service” (as such term is defined in Section 409A and the regulations and other published guidance thereunder) for any reason other than death, and (ii) the date of the Executive’s death.

3.6 Governing Law. This Agreement shall be construed under and by the laws of the State of Delaware, other than the conflict of laws provisions thereof.

3.7 Severability. If any provision of this Agreement is held unenforceable, the remainder of the Agreement shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Agreement.

3.8 Compliance with Laws. In the event the grant, continuation or payment of any Retention Bonus Amount would, as determined in the sole discretion of the Board, be held illegal or invalid for any reason, this Agreement will be terminated and expire, and no payment will be made with respect thereto.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

FISCALNOTE HOLDINGS, INC.:

By:
Name:
Title:

EXECUTIVE:

SIGNATURE PAGE FOR RETENTION AWARD AGREEMENT